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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 17, 2003 with respect to the consolidated balance sheets of Aquila Gas Pipeline Corporation and Subsidiaries as of September 30, 2002 and December 31, 2001 and the related consolidated statements of income, stockholder's equity and cash flows for the periods ended September 30, 2002 and December 31, 2001 and 2000; our report dated July 15, 2003 with respect to the consolidated balance sheet of Oasis Pipe Line Company and Subsidiaries as of December 27, 2002 and the related consolidated statement of income, shareholders' equity and cash flows for the period then ended; our report dated December 5, 2003 with respect to the combined balance sheet of Energy Transfer Company of August 31, 2003 and the related combined statements of income, partners' capital and cash flows for the eleven month period ended August 31, 2003; included in the Prospectus Supplement of Heritage Propane Partners, L.P. for the offering of common units representing limited partner interests.


                                                  /s/ Ernst & Young LLP

December 22, 2003
San Antonio, Texas